EXHIBIT (a)(5)(ii)

July 11, 2016

Company name: Nichi-Iko Pharmaceutical Co., Ltd.
(Stock code: 4541. TSE 1st section)
Representative: Yuichi Tamura, President & CEO
Inquiries:    Noboru Inasaka, Managing Executive Officer and
General Manager of Management Division
Tel. 076-432-2121

Notification of Agreement for Acquisition of Sagent Pharmaceuticals
and Intention to Commence Tender Offer

On July 11, 2016 (Japan time), Nichi-Iko Pharmaceutical Co., Ltd (“Nichi-Iko”) signed a definitive merger agreement with Sagent Pharmaceuticals Inc. (“Sagent”) (NASDAQ:SGNT) to acquire all of the outstanding shares of common stock of Sagent via an all-cash tender offer (the “Tender Offer”) for $21.75 per share (the “Tender Offer Price”), followed by a second-step merger in which all outstanding shares of Sagent common stock not tendered in the Tender Offer will be converted into the right to receive $21.75 per share of common stock, in cash (the “Acquisition”).

Nichi-Iko has incorporated an acquisition vehicle (“the Offeror”) in the United States as a wholly owned subsidiary for the purpose of the Acquisition. Following completion of the Tender Offer, the Offeror will merge with and into Sagent, with Sagent as the surviving company. As a result of the merger, Sagent will become a wholly owned subsidiary of Nichi-Iko.

The Acquisition has been approved by the boards of directors of both companies. Consummation of the Acquisition is subject to customary closing conditions, including antitrust approvals. The Acquisition is not subject to any financing condition. The Acquisition is currently expected to close in the second quarter of the fiscal year ending March 2017.

1.	Purpose of the Acquisition
(1)	Reasons for the Acquisition
Nichi-Iko is building a foundation to support its development as a Global Top-10 leader. Nichi-Iko’s Medium-term Management Plan includes three strategies: Power of Expansion, Power of Production and Power of Development. Power of Expansion contemplates Nichi-Iko achieving a 15% share of the Japanese generics market. Power of Production envisages the achievement of a supply framework for 18.5 billion tablets based on a system of ‘super quality.’ Finally, Power of Development envisages Nichi-Iko entering the U.S. market and the biosimilars market.

The Acquisition is an important step in realizing Nichi-Iko’s Power of Development expansion strategies by establishing a platform to enter the U.S. generics market and a presence in injectable drugs. In addition, the Acquisition is an important step in raising Nichi-Iko’s corporate value in the medium to long term.

Sagent is engaged in the marketing of generic injectables (anti-infective drugs, critical care and oncolytic agents). It has sales to hospitals and joint purchasing organizations and a portfolio of 55 products. The company has a subsidiary in Canada and is constructing its own manufacturing plant to improve its profit margin. It has a development pipeline of 98 products either on file with the FDA or in active development.

(2)	Material agreements between the Offeror and the target’s shareholders in connection with the Tender Offer
Concurrently with the execution of the merger agreement, Nichi-Iko also entered into a support agreement with funds affiliated with Vivo Capital which owns, in aggregate, approximately 19.8% of Sagent’s outstanding shares.  Pursuant to and subject to the terms and conditions set forth in the support agreement, these Vivo funds have agreed to tender their shares into the Tender Offer.

(3)	Matters concerning the Acquisition
Following completion of the Tender Offer, the Offeror will merge with and into Sagent, with Sagent as the surviving company. As a result of the merger, Sagent will become a wholly owned subsidiary of Nichi-Iko.

2.	Overview of Tender Offer
(1)	Tender Offer period (scheduled)
The initial Tender Offer period is expected to commence within 15 business days from the date the merger agreement was signed (July 11, 2016 Japan time), and must remain open for a minimum of 20 business days after its commencement.

Regarding the possibility of an extension at the request of the target:
If the Tender Offer conditions are not satisfied, Nichi-Iko will be required to extend the Tender Offer period in certain circumstances; however, in no event will Nichi-Iko be required to extend the Tender Offer period beyond January 31, 2017.

(2)	Type of stock to be acquired
Common stock

(3)	Tender Offer Price
US$21.75 per share of common stock.
The Tender Offer price resulted from negotiations between the parties and was agreed by Sagent and Nichi-Iko.  In determining the Tender Offer price, Nichi-Iko considered several factors extensively, including the latent value of Sagent’s assets, such as pipeline and proprietary technologies. In connection with the Acquisition, Nichi-Iko retained JPMorgan Securities Japan Co., Ltd. as its independent financial advisor. On July 11, 2016, JPMorgan Securities Japan Co., Ltd. rendered a fairness opinion addressed to Nichi-Iko’s board of directors to the effect that the Tender Offer price is fair to Nichi-Iko from a financial point of view.

(4)	Funds Required for the Acquisition
Approx. US$736 million, excluding related fees and expenses. This represents the funds required for the purchase of all of the equity securities of Sagent, including shares of common stock, options and warrants. The purchase amount will be entirely funded by bank loans and available cash.

(5)	Conditions of Tender Offer
The Tender Offer is subject to customary closing conditions, including antitrust approvals under U.S. law. The Acquisition is not subject to any financing condition.

3.	Minimum number of shares tendered
The obligation of the Offeror to complete the Tender Offer is subject to the condition that more than 50% of the issued and outstanding shares of Sagent’s common stock are validly tendered and not withdrawn as of the expiration of the Tender Offer.

4.	Change in the number of shares of Sagent common stock owned by Nichi-Iko as a result of the Tender Offer
Percentage owned prior to the Tender Offer: 0%
Percentage owned after the Tender Offer: 100%*

*This number assumes that Nichi-Iko is able to acquire 100% of Sagent’s common stock in the Tender Offer and subsequent merger.

5.	Overview of target company

(1) Corporate name	Sagent Pharmaceuticals, Inc
(2) Address	1901 N. Roselle Road, Suite 700, Schaumburg, Illinois
(3) Name and title of representative	CEO: Allan Oberman
(4) Business outline	Manufacture and sale of generic pharmaceuticals, primarily injectables
(5) Capital (Stockholders’ equity)	US$253,451 thousand (as of March 31, 2016)*
(6) Date of incorporation	2006
(7) Number of issued shares	32,838,743（as of April 29, 2016）*
(8) Relationship of listed company to target company
Capital relationship	None
Personal relationship	None
Transactional relationship	None
Relationship with related parties	None
* Based on Sagent’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2016 filed with the U.S. Securities and Exchange Commission on May 3, 2016.

6.	Recent financial results
			(thousands of dollars)
Period	Fiscal year ended Dec. 2013	Fiscal year ended Dec. 2014*	Fiscal year ended Dec. 2015
Net revenue	244,750	288,983	318,296
Net income (loss)	29,594	36,951	(21,882)**
Total assets	310,208	379,958	349,732
Net assets	236,026	273,802	251,093
Based on Sagent’s annual report on Form 10-K for the fiscal year ended December 31, 2015 filed with the U.S. Securities and Exchange Commission on March 7, 2016.
* As restated.
** Includes US$(45,158 thousand) impairment loss on assets of Sagent (China) Pharmaceuticals Co., Ltd.

7.	Outlook
Additional information will be provided once the assessment of the impact of the Acquisition on Nichi-Iko’s consolidated financial results is completed. The Acquisition is expected to contribute significantly to Nichi-Iko’s financial performance in the medium to long term.

8.	Other

Nishimura & Asahi, Paul, Weiss, Rifkind, Wharton & Garrison LLP, and Hyman, Phelps & McNamara, P.C. acted as Nichi-Iko’s legal counsel in connection with the Acquisition.

Important Information
The Tender Offer for the outstanding shares of Sagent common stock has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Sagent common stock. The solicitation and offer to buy shares of Sagent common stock will only be made pursuant to the Tender Offer materials that Nichi-Iko and its acquisition subsidiary intend to file with the U.S. Securities and Exchange Commission (“the SEC”). At the time the Tender Offer is commenced, Nichi-Iko will file a Tender Offer statement on Schedule TO with the SEC, and Sagent will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the Tender Offer. SAGENT’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.  Both the Tender Offer statement and the solicitation/recommendation statement will be mailed to Sagent's stockholders free of charge. Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s web site at www.sec.gov or by contacting Michael Ward, the Company’s Chief Legal Officer and Corporate Secretary either by telephone at (847) 908-1678 or by e-mail at legal@sagentpharma.com.

Cautionary Statement Regarding Forward-Looking Statements
Any statements made in this communication that are not descriptions of historical facts, including those relating to the anticipated timing, duration, closing conditions, completion and success of the proposed Acquisition, and the potential effects and benefits of the Acquisition on both Nichi-Iko and Sagent and any other statements about future expectations, are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations, and should be evaluated as such. Forward-looking statements also include statements that may relate to Nichi-Iko’s or Sagent’s plans, objectives, strategies, goals, future events, future financial and operating performance, and other information that is not historical information. These statements may be identified by their use of forward-looking terminology such as the words “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions. Forward-looking information is based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by us at the date the forward-looking information is provided, are inherently subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to differ materially from those expressed or implied by the forward-looking information. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, the satisfaction of the conditions to the consummation of the proposed transaction, the timing of the completion of the proposed transaction and the potential impact of the announcement or consummation of the proposed transaction on Sagent’s and Nichi-Iko’s important relationships, including with employees, suppliers and customers. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Sagent in general, see Sagent’s Form 10-K for the year ended December 31, 2015, subsequent reports on Form 10-Q and 8-K, and other filings by Sagent with the SEC. Further, forward-looking statements speak only as of the date they are made, and neither Nichi-Iko nor Sagent undertakes any obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements.